UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 17, 2017

Avon Products, Inc.
(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 6, Chiswick Park
London W4 5HR
United Kingdom
(Address of principal executive offices) (Zip Code)
+44-1604-232425
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2017, Jeff Benjamin, Senior Vice President, General Counsel & Chief Ethics & Compliance Officer of Avon Products, Inc. (the “Company”) notified the Company’s Board of Directors that he has decided to retire from Avon. Avon plans to hire a General Counsel, who will be based in Avon’s global headquarters in the United Kingdom. Mr. Benjamin intends to remain in his current position at Avon until a successor is named later this year.

In connection with his retirement, on March 20, 2017 the Company and Mr. Benjamin entered into a Transition Letter Agreement and General Release of Claims (the “Agreement”). Pursuant to the Agreement, Mr. Benjamin’s last day of active employment with Avon is currently anticipated to be on or after August 1, 2017 (the actual date, the “Separation Date”). Under the Agreement, Mr. Benjamin has agreed that after the Separation Date he will advise and consult Avon on matters within or related to his expertise and knowledge in connection with the business of Avon. In exchange, Mr. Benjamin will receive one year of current base pay and continued participation in certain welfare and other benefits programs during the one year period. Mr. Benjamin is subject to traditional confidentiality and non-solicitation covenants. The confidentiality covenant has an indefinite term and the non-solicitation covenant applies during the one year period.

A copy of the press release issued by the Company announcing Mr. Benjamin’s retirement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit 99.1	Press Release, dated March 20, 2017

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Ginny Edwards
Name: Ginny Edwards
Title: Vice President and Corporate Secretary

Date: March 23, 2017

EXHIBIT INDEX

Exhibit 99.1	Press Release, dated March 20, 2017